UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 4, 2006 (April 28, 2006)
LOUDEYE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South
Seattle, Washington	98144
(Address of Principal Executive Offices)	Zip Code
(206) 832-4000

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     The information required by this Item 1.01 is included in Item 2.01 below and incorporated by reference herein.
Item 1.02     Termination of a Material Definitive Agreement.
     See disclosure in Item 2.01 below regarding termination of Loudeye’s term loan with Silicon Valley Bank, which disclosure is incorporated herein by reference.
Item 2.01     Completion of Acquisition or Disposition of Assets.
     As disclosed in a current report on Form 8-K filed May 1, 2006, on April 28, 2006, Loudeye Corp. entered into an asset purchase agreement and related ancillary agreements pursuant to which Muze Inc. has acquired Loudeye’s U.S.-based services and operations for $11.0 million in cash. The transaction closed April 30, 2006. A copy of the asset purchase agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     Following the transaction, Loudeye continues to operate its OD2 digital music store services installed across more than 75 retailers in over 20 countries. Loudeye’s OD2 services contributed 98% of digital media store services revenue for the year ended December 31, 2005. This transaction is a continuation of Loudeye’s restructuring efforts announced in February 2006 to streamline operations focusing on key revenue generating customers and markets, to align technology platforms by divesting redundant technologies and to significantly reduce cost structure. Loudeye’s OD2 services retain broad license rights from all four major recorded label companies and hundreds of independent labels.
     The transaction involved the transfer of the following U.S.-based operations, including associated customer relationships, license rights, music archive and physical assets:
•	Muze assumed Loudeye’s web and mobile digital music commerce services, operating on Loudeye’s U.S.-based platform. Live customers of the service were O2 Germany, ATT Wireless mMode MusicStore (now Cingular Wireless mMode Music) and BurnLounge. These digital music service customer relationships represented less than 2% of Loudeye’s total revenue for the year ended December 31, 2005. Loudeye also assigned its rights under digital download license agreements with the four major record labels for the United States, as required for the live services now operated by Muze.
•	Muze acquired Loudeye’s encoding services operations, including encoding services for EMI Music. Loudeye previously announced that encoding services for EMI Music, which represented 14% of total revenue for the year ended December 31, 2005, were being transitioned by EMI to a new service provider during the second quarter of 2006. Loudeye also transferred U.S. Patent No. 6,873,877 relating to a distributed production system for digitally encoding information to Muze, while Loudeye retained a non-exclusive license to this patent.
•	Muze acquired Loudeye’s music sound samples services and all associated liabilities. Samples services revenue represented approximately 4% of Loudeye’s total revenue for the year ended December 31, 2005. Transfer of the samples service operations was completed through sale of all outstanding shares of capital stock of Loudeye Sample Services, Inc., a wholly owned subsidiary of Loudeye, to Muze.
•	Muze acquired Loudeye’s hosting and Internet radio services. Revenue from these services represented approximately 4% of total revenue for the year ended December 31, 2005.
     Loudeye retained all assets not defined as acquired assets in the asset purchase agreement, including its non-U.S.-based operations, patents and patent applications (other than the ‘877 patent described above), and certain physical assets relating to Loudeye’s webcasting services and Loudeye’s discontinued Overpeer operations.
     The gross proceeds of $11.0 million were used to repay in full approximately $671,000 owed to Silicon Valley Bank, or SVB, under the Amended and Restated Loan and Security Agreement between Loudeye and SVB dated March 30, 2005 and the remaining proceeds of approximately $10.3 million were paid to Loudeye and will be used for general working capital and corporate purposes.
     Approximately 50 Loudeye employees working in Loudeye’s Seattle offices accepted employment with Muze effective May 2, 2006. Loudeye does not expect to incur any material severance or other termination obligations as a direct result of this transaction.
     Loudeye and Muze have agreed to enter into a sublease arrangement for Loudeye’s facility in Seattle, subject to landlord consent. Muze will reimburse Loudeye for 50% of the rent expense for the Seattle facility and Muze will generally reimburse Loudeye for facility related expenses on an as-used basis. Loudeye will file an amendment to this Form 8-K once the sublease agreement is finalized.
     The asset purchase agreement contains limited representations and warranties by Loudeye and Loudeye Enterprise Communications, Inc., its wholly-owned subsidiary, on one hand, and Muze on the other. Loudeye and Muze each agreed to indemnify the other against breaches of these representations and warranties. In addition, Loudeye agreed to indemnify Muze against liabilities that were not specifically assumed by Muze in the transaction, and Muze agreed to indemnify Loudeye against liabilities it agreed to assume, as well as any liability arising out of ownership or operations of the assets it acquired post-closing of the transaction. The precise scope of representations, warranties, indemnification obligations and applicable liability limitations and exclusions is set out in detail in the asset purchase agreement.

Item 9.01 Financial Statements and Exhibits.
     (b) Pro forma Financial Information.
     The following unaudited condensed consolidated balance sheet as of December 31, 2005, and the unaudited condensed consolidated statement of operations for the year ended December 31, 2005, have been prepared to present the consolidated financial position and the consolidated results of operations of Loudeye as if the sale of Loudeye’s U.S. operations, including web and mobile digital music commerce services operating on Loudeye’s U.S.-based platform, encoding, samples, hosting and Internet radio services, had occurred on December 31, 2005, for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2005, for the unaudited condensed statement of operations.
     The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of future results of operations that might have been achieved if the foregoing transaction had been consummated as of the indicated dates, nor are they indicative of Loudeye’s financial position or results of operations as of December 31, 2005 or for the year ended December 31, 2005. The unaudited pro forma condensed consolidated financial statements has been derived from, and should be read in conjunction with, Loudeye’s historical financial statements, together with the related notes thereto, included in Loudeye’s annual report on Form 10-K for the year ended December 31, 2005.
     The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that Loudeye believes are reasonable. These pro forma financial statements do not reflect changes that may occur as a result of activities subsequent to the disposition as described above.
Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2005

		Pro Forma
	As Reported	Adjustments		As Adjusted
	(in thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$6,932	$11,000	(a)(b)(c)	$17,932
Marketable securities	2,113			2,113
Accounts receivable, net of allowance of $292	5,132	(100	)(d)	5,032
Prepaids and other current assets	1,212	(100	)(d)	1,112
Restricted cash	1,810	(1,000	)(b)	810
Current assets of discontinued operations	5			5

Total current assets	17,204	9,800		27,004
Property and equipment, net	4,686	(2,500	)(c)	2,186
Goodwill	44,213			44,213
Intangible assets, net	3,116			3,116
Other assets, net	189			189

Total assets	$69,408	$7,300		$76,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,701	$100	(d)	$3,801
Accrued compensation and benefits	825			825
Accrued and other liabilities	6,531			6,531
Deposits and deferred revenue	6,061	(300	) (d)	5,761
Current portion of long-term debt and capital lease obligations	1,000	(1,000	) (e)	—
Current liabilities of discontinued operations	981			981

Total current liabilities	19,099	(1,200)		17,899
Deposits and deferred revenue, net of current portion	350			350
Common stock payable related to acquisition	321			321

Total liabilities	19,770	(1,200)		18,570
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000 shares authorized, none outstanding	—			—
Common stock, additional paid-in capital and warrants; for common stock $0.001 par value, 250,000 shares authorized; 115,368 shares issued and outstanding	296,020			296,020
Deferred stock compensation	(888)			(888)
Accumulated deficit	(242,645)	8,500	(f)	(234,145)
Accumulated other comprehensive income (loss)	(2,849)			(2,849)

Total stockholders’ equity	49,638	8,500		58,138

Total liabilities and stockholders’ equity	$69,408	$7,300		$76,708

See notes to consolidated financial statements
(a)     Reflects the proceeds from the sale.
(b)     Represents the reclassification of restricted cash securing Loudeye’s term loan to cash and cash equivalents.
(c)     Reflects the sale of property and equipment using net book value.
(d)     Reflects certain closing adjustments related to customer deposits and prepaid expenses.
(e)     Reflects the repayment of Loudeye’s term loan in connection with the sale.
(f)     Reflects the gain on sale. The gain on sale has not been reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Operations since it is non-recurring.

Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2005

		Pro Forma
	As Reported	Adjustments		As Adjusted
	(In thousands, except per share amounts)

REVENUE	$27,041	$(6,800	)(a)	$20,241
COST OF REVENUE (including stock based compensation of $92)	25,082	(6,900	)(a)(b)	18,182

Gross profit	1,959	100		2,059
OPERATING EXPENSES:
Sales and marketing (excluding stock based compensation of ($3))	6,412	(2,600	)(a)(b)	3,812
Research and development (excluding stock based compensation of $15)	8,404	(5,700	)(a)(b)	2,704
General and administrative (excluding stock based compensation of $238)	13,057	(400	)(a)(b)	12,657
Amortization of intangibles	235	—		235
Stock-based compensation	250	—		250
Special charges (credits) — other	(43)	—		(43)

Total operating expenses	28,315	(8,700)		19,615

LOSS FROM OPERATIONS	(26,356)	8,800		(17,556)
OTHER INCOME (EXPENSE):
Interest income	625	500	(c)	1,125
Interest expense	(160)	100	(d)	(60)
Other income, net	313	—		313

Total other income	778	600		1,378

Loss from continuing operations	$(25,578)	$9,400		$(16,178)

LOSS PER SHARE — BASIC AND DILUTED:
From continuing operations	$(0.24)	$0.09		$(0.15)

Weighted average shares outstanding	107,652	107,652		107,652

(a) To eliminate the operations sold. After the sale, Loudeye continues to operate its OD2 digital music store services in Europe.
(b) Does not reflect expected 2006 cost reductions due to restructuring activities undertaken in 2005 and 2006. Certain general and administrative costs, such as equipment, information services personnel and facility-related costs, are allocated among departments based upon headcount and appear within other operating expense line items.
(c) Represents interest income on net cash proceeds from the sale at a 5% annual interest rate.
(d) Represents the reduction of interest expense resulting from the repayment of the term loan with cash proceeds from the sale.

(d) Exhibits.
     10.1 Asset Purchase Agreement dated April 28, 2006 among Loudeye Corp., Loudeye Enterprise Communications, Inc. and Muze Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.
Dated: May 4, 2006	By:	/s/ Chris J. Pollak
Chris J. Pollak
Chief Financial Officer